Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
ICG Satellite Services, Inc.

     We consent to the incorporation by reference in Pre-Effective Amendment No. 2 to registration statement No. 333-39030 on Form S-3 of American Tower
Corporation of our report dated February 28, 2000, with respect to the consolidated balance sheet of ICG Satellite Services, Inc. and subsidiary as of November 30, 1999, and the related consolidated statements of operations and accumulated deficit and cash flows for the eleven month period ended November 30, 1999, which report appears in the Form 8-K of American Tower Corporation dated March 30, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                           /s/ KPMG LLP
Denver, Colorado
August 31, 2000